                                                                    Exhibit 21



                         SUBSIDIARIES OF ALKERMES, INC.

                                          State or
                              Percentage  Country of
Company                       Ownership   Incorporation
- -------                       ----------  --------------

Alkermes Controlled               100     Pennsylvania
  Therapeutics, Inc.

Alkermes Controlled
  Therapeutics Inc. II            100     Pennsylvania

Alkermes Development              100     Delaware
  Corporation II

Alkermes Europe, Ltd.             100     United Kingdom

Alkermes Investments, Inc.        100     Delaware